U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 12, 2016

VALLEY HIGH MINING COMPANY

 (Exact name of small business issuer as specified in its charter)

Nevada	000-51232	68-0582275
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

PO Box 66

Oakdale NY 11769

(Address of principal executive offices)

(301) 202-7762

(Registrant’s telephone number, including area code)

10777 Westheimer Road

Suite 1100

Houston, TX 77042

(former name or former address, if changed since last report)

Item 5.01 Changes in Control of Registrant.

On January 12, 2016, Keystone Financial Management, Inc. (“Keystone”) filed a Notice of Rescission and Declaration of Default against Richard Johnson (“Johnson”) related to the Series B Preferred Stock Purchase Agreement dated December 3, 2014 (the “Agreement”) effective immediately. Keystone rescinded the Agreement due to Johnson’s failure to pay the deposit, failure to pay anything towards the purchase price, and failure to maintain the Company in Good Standing.

On January 12, 2016, Keystone executed a Stock Purchase Agreement with Mr. Peter Scalise for the sale of the 51 shares of Series B Preferred stock, which carries a 51% voting majority. The transaction represents a change in control of the Company.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2016, there was a Written Consent of Stockholders in Lieu of Annual Meeting, where the Series B Preferred stockholder (51% majority votes) voted to appoint Mr. Clifford Pope (“Pope”) as sole director, Chief Executive Officer, President, Chief Financial Officer, Secretary, and Treasurer until such time that his successor is duly elected and qualified. Mr. Richard Johnson and Mr. Peter Bianchi were relieved of all of their duties as officers and directors of the Company effective immediately.

Following is the resume of Clifford Pope:

Clifford Pope, age 65,

Has over 35 years of experience in Information Technologies (IT), business development and providing a variety of related services and products.  Over the past 25 years as a CEO/President, was the founder of five businesses providing technical support services and IT products to the USA military and federal government agencies.

Additionally his background includes marketing research, developing business plans, creating and establishing business infrastructures, computer manufacturing, managing business development campaigns; implementing various IT operations from network Operating Centers, Voice over Internet Protocol services, Help Desk Operations, software development, medical diagnostic testing devices, and business process re-engineering.

Has been the CEO/President of public a company since 2003, very knowledgeable of financial statements, producing disclosure and financial statements, cost accounting, federal government practices, protocols, and private industry practices.  Has a working experience in corporate mergers, stock exchanges, and the formation of public entities and very knowledgeable of the corporate governance requirements of the Sarbanes-Oxley Act.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized on January 14, 2016.

VALLEY HIGH MINING COMPANY

By:	/s/ Clifford Pope
Clifford Pope, Chief Executive Officer

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